UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2025

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-33500	98-1032470
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland

D04 E5W7

(Address of principal executive offices, including zip code)

011-353-1-634-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value $0.0001 per share	JAZZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2025, the Board of Directors (the “Board”) of Jazz Pharmaceuticals plc (the “Company”), appointed Renee Gala, the Company’s President and Chief Operating Officer, as the Company’s President & Chief Executive Officer, effective as of August 11, 2025. Concurrently therewith, the Board approved an increase in the number of directors constituting the full Board from 12 to 13 and, upon the recommendation of its nominating and corporate governance committee, appointed Ms. Gala to the Board, effective as of August 11, 2025, as a Class I director for a term expiring at the annual general meeting of shareholders to be held in 2027. Bruce Cozadd, Chairperson and Chief Executive Officer of the Company, will continue to serve in his Chief Executive Officer role until August 11, 2025, following which he will serve in a transition role through September 12, 2025, after which he will retire and will continue to serve as Chairperson of the Board, providing ongoing leadership and strategic guidance to the Company.

Ms. Gala, age 53, was previously appointed the Company’s President and Chief Operating Officer in October 2023. Ms. Gala joined the Company as Executive Vice President and Chief Financial Officer in March 2020. From January to June 2019, Ms. Gala served as the Chief Financial Officer of GRAIL, Inc., a private healthcare company focused on the early detection of cancer. Prior to that, from December 2014 to January 2019, she served as Senior Vice President and Chief Financial Officer of Theravance Biopharma, Inc., a biopharmaceutical company, following its spin-out from Theravance, Inc. (now Innoviva, Inc.). Ms. Gala joined Theravance in 2006 and held various roles in the finance organization before leading the company’s spin-out transaction. Prior to that, Ms. Gala served in various roles in global treasury, pharmaceutical sales and corporate strategy/business development at Eli Lilly and Company, a global pharmaceutical company, from 2001 to 2006. Before joining Eli Lilly, Ms. Gala spent seven years in the energy industry in positions focused on corporate finance, project finance, and mergers and acquisitions. Ms. Gala currently serves on the board of Dexcom, a healthcare company and has previously served on the board of directors of multiple biotech companies, including Gyroscope Therapeutics (acquired by Novartis), Corcept Therapeutics and Gossamer Bio, Inc., a clinical-stage biopharmaceutical company, where she also chaired the audit committee. Ms. Gala holds a B.S. in Mathematics from Vanderbilt University and an M.B.A. from Columbia Business School.

Chief Executive Officer Compensation Arrangements

In connection with her appointment as President & Chief Executive Officer, the Board, upon the recommendation of its compensation and management development committee (the “Committee”), approved an increase of Ms. Gala’s annual base salary to $1,200,000, from $900,000, and an increase of her target bonus to 110% of her base salary, from 80%, in each case effective as of August 11, 2025. In connection with her appointment, Ms. Gala will also receive an additional one-time promotion equity grant with an approximate grant date value of $6,500,000. This promotion grant is incremental to her previous 2025 annual equity grant that had an approximate grant date value of $6,000,000. The promotion grant will consist of a mix composed of 33% of restricted stock units and 67% of performance stock units, in each case covering the Company’s ordinary shares. The restricted stock units will vest in equal annual installments over four years, and the performance stock units will vest based on the achievement of performance conditions previously established by the Committee in the first quarter of 2025. The restricted stock unit and performance stock unit grants will, in each case, be subject to the terms and conditions of the Company’s 2011 Equity Incentive Plan and the award agreements thereunder. The Board also increased the amount of the severance payments and benefits to which Ms. Gala will be entitled in the event her employment terminates due to an involuntary termination without cause that does not occur upon or within 12 months following a change in control to a lump sum cash severance payment of 150% of her base salary in effect on the date of termination, from 100% of her base salary in effect on the date of termination, and to full payment of all the applicable COBRA premiums for any health, dental or vision plan sponsored by the Company for a period of up to 18 months following the involuntary termination, from 12 months following the involuntary termination.

Item 7.01.	Regulation FD Disclosure.

On July 10, 2025, the Company issued a press release announcing the appointment of Renee Gala as President & Chief Executive Officer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. The information furnished in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of Jazz Pharmaceuticals plc, dated July 10, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

By:	/s/ Neena Patil
Name:	Neena Patil
Title:	Executive Vice President and Chief Legal Officer

Date: July 10, 2025